Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH INC.

Index
Consolidated Financial Statements
DOTDASH MEREDITH INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31, 2024	December 31, 2023
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$268,748	$261,580
Accounts receivable, net	310,480	374,571
Other current assets	96,276	120,671
Total current assets	675,504	756,822

Leasehold improvements, equipment, land, buildings and capitalized software, net	124,635	141,668
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	580,338	615,505
Other non-current assets	347,709	329,867
TOTAL ASSETS	$3,228,059	$3,343,735

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$34,375	$30,000
Accounts payable, trade	37,136	36,889
Deferred revenue	17,467	17,603
Accrued expenses and other current liabilities	333,764	360,404
Total current liabilities	422,742	444,896

Long-term debt, net	1,485,887	1,497,107
Other long-term liabilities	400,188	407,612

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,600,575	1,644,956
Accumulated deficit	(672,313)	(638,295)
Accumulated other comprehensive loss	(9,020)	(12,541)
Total shareholder's equity	919,242	994,120
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,228,059	$3,343,735

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Revenue	$390,540	$387,582
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	157,123	168,403
Selling and marketing expense	120,862	111,789
General and administrative expense	55,228	103,425
Product development expense	34,434	32,173
Depreciation	8,555	33,366
Amortization of intangibles	35,167	49,660
Total operating costs and expenses	411,369	498,816
Operating loss	(20,829)	(111,234)
Interest expense	(34,680)	(33,143)
Other income, net	4,423	1,542
Loss before income taxes	(51,086)	(142,835)
Income tax benefit	17,068	35,669
Net loss	$(34,018)	$(107,166)

Stock-based compensation expense by function:
Cost of revenue	$474	$—
Selling and marketing expense	531	297
General and administrative expense	5,717	3,417
Product development expense	627	1,377
Total stock-based compensation expense	$7,349	$5,091

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Net loss	$(34,018)	$(107,166)
Other comprehensive (loss) income, net of income taxes:
Change in foreign currency translation adjustment	(176)	238
Change in net unrealized gains (losses) on interest rate swaps	3,697	(2,287)
Total other comprehensive income (loss), net of income taxes	3,521	(2,049)
Comprehensive loss	$(30,497)	$(109,215)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three Months Ended March 31, 2024 and 2023
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$(12,541)	$994,120
Net loss	—	—	—	(34,018)	—	(34,018)
Other comprehensive income	—	—	—	—	3,521	3,521
Stock-based compensation expense	—	—	7,349	—	—	7,349
Contributions from IAC	—	—	55,000	—	—	55,000
Distributions to IAC	—	—	(105,000)	—	—	(105,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(1,730)	—	—	(1,730)
Balance at March 31, 2024	$—	1,000	$1,600,575	$(672,313)	$(9,020)	$919,242

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$(12,262)	$1,075,546
Net loss	—	—	—	(107,166)	—	(107,166)
Other comprehensive loss	—	—	—	—	(2,049)	(2,049)
Stock-based compensation expense	—	—	5,091	—	—	5,091
Contribution from IAC	—	—	135,000	—	—	135,000
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(1,789)	—	—	(1,789)
Balance at March 31, 2023	$—	1,000	$1,657,024	$(538,080)	$(14,311)	$1,104,633

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net loss	$(34,018)	$(107,166)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangibles	35,167	49,660
Non-cash lease expense (including right-of-use asset impairments)	9,398	53,846
Depreciation	8,555	33,366
Stock-based compensation expense	7,349	5,091
Provision for credit losses	75	(19)
Deferred income taxes	(18,084)	(37,220)
Other adjustments, net	(2,175)	2,059
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	64,235	63,069
Other assets	24,678	19,641
Operating lease liabilities	(11,548)	(13,471)
Accounts payable and other liabilities	(28,454)	(76,323)
Income taxes payable and receivable	1,166	122
Deferred revenue	(186)	1,588
Net cash provided by (used in) operating activities	56,158	(5,757)
Cash flows from investing activities:
Capital expenditures	(2,825)	(1,318)
Net proceeds from the sales of assets	12,654	30,300
Proceeds from life insurance claims	—	3,290
Net cash provided by investing activities	9,829	32,272
Cash flows from financing activities:
Contributions from IAC	55,000	135,000
Distributions to IAC	(105,000)	—
Principal payments on Term Loans	(7,500)	(7,500)
Withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	(1,114)	(1,378)
Reimbursement to IAC for the exercise of stock appreciation rights by Dotdash Meredith employees	(33)	—
Other, net	—	(579)
Net cash (used in) provided by financing activities	(58,647)	125,543
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(163)	14
Net increase in cash and cash equivalents and restricted cash	7,177	152,072
Cash and cash equivalents and restricted cash at beginning of period	268,699	130,507
Cash and cash equivalents and restricted cash at end of period	$275,876	$282,579

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Merger
On March 1, 2024, Dotdash Meredith, Inc. the parent Dotdash Meredith entity was merged into its subsidiary Dotdash Media Inc. Upon effectiveness of that merger, the name of the subsidiary Dotdash Media Inc. was amended and renamed Dotdash Meredith Inc. Subsequent to the merger, Dotdash Meredith Inc. is the parent entity.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith to help them make decisions, take action and find inspiration. Dotdash Meredith's over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living. Dotdash Meredith is a wholly-owned subsidiary of IAC Inc. ("IAC").
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith and its subsidiaries (unless the context requires otherwise).
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"). All intercompany transactions and balances between and among the entities comprising the Company have been eliminated.
For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis. See "Note 7—Income Taxes" for additional information.
The unaudited interim financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited interim financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2023.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, buildings and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
Interest Rate Swaps
In March 2023, the Company entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of the Term Loan B from a variable rate to a fixed rate to manage interest rate risk exposure beginning on April 3, 2023. The Company designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B. See "Note 3—Long-term Debt" for additional information.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 5 —Segment Information."
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The deferred revenue balances were $17.6 million at both March 31, 2024 and December 31, 2023 and were current, except for $0.2 million and less than $0.1 million that was non-current at March 31, 2024 and December 31, 2023, respectively. During the three months ended March 31, 2024, the Company recognized $15.2 million of revenue that was included in the deferred revenue balance at December 31, 2023. During the three months ended March 31, 2023, the Company recognized $23.4 million of revenue that was included in the deferred revenue balance at December 31, 2022. The deferred revenue balance was $26.7 million at December 31, 2022 and was current, except for less than $0.1 million that was non-current. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
There were no recently issued accounting pronouncements adopted by the Company during the three months ended March 31, 2024.
Recent Accounting Pronouncements Not Yet Adopted by the Company
Accounting Standards Update ("ASU") 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures
In November 2023, the FASB issued ASU No. 2023-07, which is intended to provide users of financial statements with more decision-useful information about reportable segments of a public business entity, primarily through enhanced disclosures of significant segment expenses. This ASU requires annual and interim disclosures of significant expenses that are regularly provided to the chief operating decision maker ("CODM") and included within each reported measure of segment profit or loss and an amount and description of its composition of other segment items. The provisions of this ASU also require entities to include all annual disclosures required by Topic 280 in the interim periods and permits entities to include multiple measures of a segment's profit or loss if such measures are used by the CODM to assess segment performance and determine allocation of resources, provided that at least one of those measures is determined in a way that is consistent with the measurement principles under GAAP. The amendments in ASU 2023-07 apply retrospectively and are effective for fiscal years beginning after December 15, 2023 and interim periods after December 15, 2024. Early adoption is permitted. The Company does not plan to early adopt and is currently assessing the impact of adopting the updated guidance on the financial statements.
ASU 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance's annual requirements are effective for the Company beginning with the December 31, 2025 reporting period. Early adoption is permitted and prospective disclosure should be applied, however, retrospective disclosure is permitted. The Company is currently assessing the pronouncement and its impact on its income tax disclosures, but it does not impact the Company's results of operations, financial condition or cash flows.
Expense Classifications
The Company corrected the classification of certain prior year expenses for cost of revenue, selling and marketing, general and administrative and product development. These adjustments have no impact to total operating costs and expenses or net loss. The Company assessed the materiality of the adjustments to be both quantitatively and qualitatively immaterial.
NOTE 2—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	March 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$232,692	$—	$—	$232,692
Time deposits	—	13,032	—	13,032
Other non-current assets:
Interest rate swaps(a)	—	3,914	—	3,914
Total	$232,692	$16,946	$—	$249,638
_____________________
(a) Interest rate swaps relate to the $350 million notional amount entered into to hedge the Company's Term Loan B. The related asset at March 31, 2024 and liability at December 31, 2023 are included in "Other non-current assets" and "Other long-term liabilities," respectively, in the balance sheet. See "Note 1—The Company and Summary of Significant Accounting Policies" and "Note 3—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using discounted cash flows derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$228,448	$—	$—	$228,448
Time deposits	—	13,085	—	13,085
Total	$228,448	$13,085	$—	$241,533

Liabilities:
Other long-term liabilities:
Interest rate swaps(a)	$—	$(907)	$—	$(907)
Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, buildings and capitalized software, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

During the first quarter of 2023, the Company recorded impairment charges of $70.0 million related to certain unoccupied leased office space due to the continued decline in the commercial real estate market consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.
The impairment charges related to ROU assets are included in "General and administrative expense" and the impairment charges related to leasehold improvements, furniture and equipment are included in "Depreciation" in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a discounted cash flow approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.52 billion and $1.53 billion at March 31, 2024 and December 31, 2023, respectively.
NOTE 3—LONG-TERM DEBT
Long-term debt consists of:

	March 31, 2024	December 31, 2023
	(In thousands)
Term Loan A due December 1, 2026	$310,625	$315,000
Term Loan B due December 1, 2028	1,221,875	1,225,000
Total long-term debt	1,532,500	1,540,000
Less: current portion of long-term debt	34,375	30,000
Less: original issue discount	4,259	4,470
Less: unamortized debt issuance costs	7,979	8,423
Total long-term debt, net	$1,485,887	$1,497,107
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with the Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR") as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for the Term Loan A. The Term Loan B has a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. At March 31, 2024 and December 31, 2023, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 7.68% and 7.69%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.43% and 9.44%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
In March 2023, the Company entered into interest rate swaps on the Term Loan B for a total notional amount of $350 million with a maturity date of April 1, 2027. The interest rate swaps synthetically converted $350 million of the Term Loan B for the duration of the interest rate swaps from a variable rate to a fixed rate of approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps plus (ii) the adjustment to the secured overnight financing rate of 0.10% plus (iii) the base rate of 4.00%), beginning on April 3, 2023.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The interest rate swaps are expected to be highly effective. See "Note 4—Accumulated Other Comprehensive Loss" for the net unrealized gains and losses before reclassifications in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the three months ended March 31, 2024 and 2023. At March 31, 2024, approximately $3.9 million is expected to be reclassified into interest expense within the next twelve months as realized gains. The related asset of $3.9 million and liability of $0.9 million are included in "Other non-current assets" and "Other long-term liabilities" in the balance sheet at March 31, 2024 and December 31, 2023, respectively.
The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. The Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding $80 million as defined in the Credit Agreement. No such payment was required related to the period ended December 31, 2023.
There were no outstanding borrowings under the Revolving Facility at March 31, 2024 and December 31, 2023. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 basis points at both March 31, 2024 and December 31, 2023. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio, which permits netting of up to $250 million in cash and cash equivalents, as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Credit Agreement. This ratio was exceeded for both test periods ended March 31, 2024 and December 31, 2023. The Credit Agreement also permits IAC to, among other things, contribute cash to the Company, which will provide additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as further defined in the Credit Agreement. In connection with these capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of the Company. In March 2024 and 2023, IAC contributed $55 million and $135 million, respectively, to the Company, which the Company subsequently distributed back to IAC in April 2024 and 2023, respectively. In addition, the Company distributed $105 million back to IAC in January 2024 related to IAC's contribution in December 2023.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 4—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax:

	Three Months Ended March 31, 2024
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(11,845)	$(696)	$(12,541)
Other comprehensive (loss) income before reclassifications	(176)	5,040	4,864
Amounts reclassified to earnings	—	(1,343)	(1,343)
Net current period other comprehensive (loss) income	(176)	3,697	3,521
Balance at March 31	$(12,021)	$3,001	$(9,020)

	Three Months Ended March 31, 2023
	Foreign Currency Translation Adjustment	Unrealized Losses On Interest Rate Swaps	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(12,262)	$—	$(12,262)
Current period other comprehensive income (loss)	238	(2,287)	(2,049)
Balance at March 31	$(12,024)	$(2,287)	$(14,311)
At March 31, 2024 and 2023, there was $0.9 million of deferred income tax provision and $0.7 million of deferred income tax benefit, respectively, related to unrealized gains and losses on interest rate swaps.
NOTE 5—SEGMENT INFORMATION
Our reportable segments currently consist of Print and Digital. Our CODM regularly reviews certain financial information by operating segment to determine allocation of resources and assess its performance. Segment profitability is determined by and presented on an Adjusted EBITDA basis consistent with the CODM’s view of profitability of its businesses, which excludes certain expenses that are required in accordance with GAAP.
The following table presents revenue by reportable segment:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Revenue:
Digital	$209,324	$184,797
Print	185,900	207,016
Intersegment eliminations(a)	(4,684)	(4,231)
Total	$390,540	$387,582
_____________________
(a) Intersegment eliminations primarily relates to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table presents the revenue of the Company's reportable segments disaggregated by type of service:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Digital:
Advertising revenue	$132,899	$111,817
Performance marketing revenue	51,544	50,055
Licensing and other revenue	24,881	22,925
Total Digital revenue	209,324	184,797
Print:
Subscription revenue	77,991	85,637
Advertising revenue	42,473	47,850
Project and other revenue	28,554	28,109
Newsstand revenue	26,286	32,246
Performance marketing revenue	10,596	13,174
Total Print revenue	185,900	207,016
Intersegment eliminations(a)	(4,684)	(4,231)
Total revenue	$390,540	$387,582
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Revenue:
United States	$363,480	$365,826
All other countries	27,060	21,756
Total	$390,540	$387,582

	March 31, 2024	December 31, 2023
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$368,216	$387,340
All other countries	558	808
Total	$368,774	$388,148

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following tables present operating loss and Adjusted EBITDA by reportable segment:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Operating loss:
Digital	$(180)	$(17,887)
Print	(5,121)	(5,756)
Other(b)(c)	(15,528)	(87,591)
Total	$(20,829)	$(111,234)
_____________________
(b) Other comprises unallocated corporate expenses.
(c) Other operating loss for the three months ended March 31, 2023 includes impairment charges of $70.0 million related to unoccupied leased office space, of which $25.3 million is included in "Depreciation" in the statement of operations and, therefore, is excluded from Adjusted EBITDA. Impairment charges related to unoccupied leased office space included in Adjusted EBITDA are $44.7 million for the three months ended March 31, 2023. See "Note 2—Financial Instruments and Fair Value Measurements" for additional information.

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Adjusted EBITDA(d):
Digital	$36,959	$24,403
Print	2,947	11,334
Other(b)(c)	(9,664)	(58,854)
Total	$30,242	$(23,117)
_____________________
(d) The Company's primary financial and GAAP segment measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable.

We consider operating loss to be the financial measure calculated and presented in accordance with GAAP that is most directly comparable to our segment reporting performance measure, Adjusted EBITDA. The following tables reconcile operating loss for the Company's reportable segments and net loss to Adjusted EBITDA:

	Three Months Ended March 31, 2024
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$(180)	$2,200	$4,857	$30,082	$36,959
Print	(5,121)	446	2,537	5,085	2,947
Other(b)	(15,528)	4,703	1,161	—	(9,664)
Total	(20,829)	$7,349	$8,555	$35,167	$30,242
Interest expense	(34,680)
Other income, net	4,423
Loss before income taxes	(51,086)
Income tax benefit	17,068
Net loss	$(34,018)

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Three Months Ended March 31, 2023
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$(17,887)	$1,695	$5,244	$35,351	$24,403
Print	(5,756)	146	2,635	14,309	11,334
Other(b)(c)	(87,591)	3,250	25,487	—	(58,854)
Total	(111,234)	$5,091	$33,366	$49,660	$(23,117)
Interest expense	(33,143)
Other income, net	1,542
Loss before income taxes	(142,835)
Income tax benefit	35,669
Net loss	$(107,166)

NOTE 6—PENSION AND POSTRETIREMENT BENEFIT PLANS
The following table presents the components of net periodic benefit (credit) cost for the pension and postretirement benefit plans:

	Three Months Ended March 31,
	2024			2023
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$51	$—	$—	$53	$—	$1
Interest cost	729	4,787	51	871	4,777	58
Expected return on plan assets	(564)	(4,787)	—	(501)	(4,771)	—
Actuarial (gain) loss recognition	(263)	—	—	240	—	—
Net periodic benefit (credit) cost	$(47)	$—	$51	$663	$6	$59
The Company froze and terminated the domestic funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. The Company expects to complete the termination and settlement of this plan in the second half of 2024.
The following table summarizes the weighted average expected return on plan assets used to determine the net periodic benefit (credit) cost at March 31, 2024 following the remeasurements, and December 31, 2023, respectively:

	March 31, 2024	December 31, 2023
	Pension
	Domestic	Domestic
Expected return on plan assets	5.21%	4.48%
The components of net periodic benefit (credit) cost, other than the service cost component, are included in "Other income, net" in the statement of operations.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 7—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs.
For the three months ended March 31, 2024, the Company recorded an income tax benefit of $17.1 million, which represents an effective income tax rate of 33%, which is higher than the statutory rate of 21% due primarily to research credits, partially offset by state taxes. For the three months ended March 31, 2023, the Company recorded an income tax benefit of $35.7 million, which represents an effective income tax rate of 25%, which was higher than the statutory rate of 21% due primarily to state taxes and research credits.
The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Company is not currently under audit by the Internal Revenue Service. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

At March 31, 2024 and December 31, 2023, unrecognized tax benefits, including interest and penalties, were $5.2 million and $4.8 million, respectively. Unrecognized tax benefits, including interest and penalties, at March 31, 2024 increased by $0.4 million due primarily to research credits. If unrecognized tax benefits at March 31, 2024 are subsequently recognized, $5.0 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2023 was $4.6 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by less than $0.1 million by March 31, 2025 due to expected settlements and statute expirations, all of which would reduce the income tax provision.
NOTE 8—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	March 31, 2024	December 31, 2023	March 31, 2023	December 31, 2022
	(In thousands)
Cash and cash equivalents	$268,748	$261,580	$275,819	$123,866
Restricted cash included in other current assets	7,128	7,119	—	—
Restricted cash included in other non-current assets	—	—	6,760	6,641
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$275,876	$268,699	$282,579	$130,507
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the United Kingdom for all periods presented.
Credit Losses
The following table presents the changes in the allowance for credit losses for the three months ended March 31, 2024 and 2023, respectively:

	2024	2023
	(In thousands)
Balance at January 1	$5,931	$6,493
Current period provision for credit losses	75	(19)
Write-offs charged against the allowance	(857)	(1,139)
Recoveries collected	172	87
Balance at March 31	$5,321	$5,422
Accumulated Amortization and Depreciation
The following table provides the accumulated depreciation and amortization within the balance sheet:

Asset Category	March 31, 2024	December 31, 2023
	(In thousands)
Leasehold improvements, equipment, buildings and capitalized software	$55,577	$60,387
Intangible assets	$477,767	$442,600

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 9—CONTINGENCIES
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes accruals for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including uncertain income tax positions and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 7—Income Taxes" for information related to uncertain income tax positions.
NOTE 10—RELATED PARTY TRANSACTIONS
The Company recognized revenue of $1.2 million and $2.2 million for the three months ended March 31, 2024 and 2023, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At March 31, 2024 and December 31, 2023 there were outstanding receivables of $0.7 million and $2.7 million, respectively, related to the revenue earned.
At March 31, 2024 and December 31, 2023, the Company had an outstanding payable of $16.0 million and $15.8 million, respectively, due to IAC pursuant to the tax sharing agreement, which is included in "Accrued expenses and other current liabilities" in the balance sheet. The balance outstanding at December 31, 2023 was subsequently paid to IAC in April 2024.
As permitted by the Credit Agreement, beginning the first quarter of 2023, IAC has made quarterly capital contributions to the Company that were subsequently distributed back to IAC the following quarter. The contribution outstanding at March 31, 2024 was distributed back to IAC in April 2024. Refer to “Note 3—Long-term Debt” for additional information.

Pursuant to the terms of the Company’s stock-based awards granted under its equity incentive plan, until the common shares of the Company (or its successor(s)) trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election.
NOTE 11—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through May 7, 2024, on which date the financial statements were available for issue.